Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE

CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as “CA” or the "Company") and Amit Chatterjee ("Executive"), in connection with Executive incurring a Qualifying Termination as defined in the CA, Inc. Executive Severance Policy ("Policy") and a termination of employment by the Company without “Cause” (“Termination without Cause”) under the Letter Agreement between the Company and Executive dated April 25, 2014 (“Letter Agreement”) agree as follows:

Regardless of whether the Company and Executive enter into this Agreement, pursuant to Section 6(b)(1) of the Letter Agreement, the Company will pay to Executive following the end of the Termination Date (as defined below) (a) his unpaid Salary on the first regularly scheduled payroll date following the Termination Date (or such earlier date as may be required by law), (b) any accrued but unpaid business expense reimbursement (in accordance with applicable Company policy), (c) any unpaid but awarded Annual Performance Cash Incentive for fiscal year 2015, and (d) any vested benefits or other amounts that Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or its affiliates (collectively “Accrued Benefits”).

1.    Executive acknowledges that the Company advised him to read this agreement and its appendices (collectively referred to as the "Agreement") and carefully consider all of its terms before signing it. The Company gave Executive 55 calendar days to consider and sign and not revoke this Agreement. (This 55 day period consists of 48 calendar days to consider and sign this Agreement and 7 days to revoke, for a total period of 55 calendar days following termination of employment.) Executive acknowledges that:

a.	To the extent Executive deemed appropriate, Executive took advantage of this period to consider this Agreement before signing it;

b.	Executive carefully read this Agreement;

c.	Executive fully understands it;

d.	Executive is entering into this Agreement knowingly and voluntarily;

e.
To the extent Executive decides to sign and return a valid and enforceable Agreement to the Company prior to the 55 days that Executive has been provided, Executive acknowledges that he has done so voluntarily;

f.
In the event the Company makes changes to the offer contained in this Agreement, whether material or immaterial, Executive understands that any such changes will not restart the 55 day period provided for above;

g.
The Company advised Executive to discuss this Agreement with his attorney (at Executive's own expense) before signing it and Executive decided to seek legal advice or not seek legal advice to the extent Executive deemed appropriate; and,

h.	Executive understands that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that Executive executes the Agreement.

2.    Executive understands that he may revoke the release of claims under this Agreement within seven (7) days after Executive signs it by providing written notice on or before the seventh (7th) day after signing to the Company’s Chief Human Resources Officer, at One CA Plaza, Islandia, New York, 11749. Executive understands and agrees that if Executive chooses not to accept this Agreement by signing and returning it to the Company on or before August 3, 2015, or if Executive revokes his acceptance of this Agreement as explained above, Executive shall not be entitled to the benefits set forth in the Policy or herein which will be forfeited. Executive agrees that the Company provided the appropriate notice to him regarding his Qualifying Termination pursuant to the Policy and a Termination Without Cause under the Letter Agreement.
3.    In exchange for Executive’s full acceptance of the terms of this Agreement on or before August 3, 2015, and provided Executive does not revoke his acceptance, the Company agrees to do the following:

a.	Keep Executive on the Company’s payroll with full pay and benefits through June 15, 2015 and pay Executive the payments and benefits pursuant to Section 3 of the Policy which are:
(i)    a lump sum cash payment equal to Executive’s Base Salary rate in effect on the Termination Date, which is $600,000, multiplied by 1.0;
(ii)    a lump sum cash payment equal to the Company's monthly premium or premium-equivalent cost for Executive’s and covered family members’ health care (for the coverage that Executive had been receiving up to the Termination Date) multiplied by eighteen (18); provided that, the Company will not make such payment if, at the time of payment, Executive has commenced employment with or accepted an offer of employment with a subsequent employer that offers health benefits (regardless of whether Executive chooses to accept such benefits) and Executive shall be responsible for immediately notifying the Company of such employment or offer of employment prior to the payment date; and

(iii)     amounts equal to any Fiscal Years 2015-2017 three-year performance shares which Executive would have earned for the performance period in which the Termination Date occurs, as if Executive’s employment had continued through the end of the performance period(s), but based solely upon the attainment of performance goals, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance period to the Termination Date and the denominator of which is the number of days in the performance period. Executive understands and acknowledges that nothing herein shall be construed to accelerate the vesting of any equity awards and that he will not be granted any annual cash incentive target or long-term incentive target or award for fiscal year 2016.

b.
Subject to Section 4 of the Policy, the cash payments specified in clauses (i) and (ii) of this Section 3.a shall be paid no later than the sixtieth (60th) day (or next following business day if the sixtieth day is not a business day) following the Termination Date, provided that, if and to the extent necessary to prevent an Executive who is a "specified employee" under Section 409A from being subject to adverse tax consequences under Section 409A, the payments specified in clause (i) and (ii) of Section 3.a of the Policy shall not be paid until the first day after the six month anniversary of the Termination Date or, if earlier, Executive’s death. The amounts under clause (iii) of Section 3.a shall be paid at the time that awards are paid under the Company Incentive Plan. All amounts payable under this Policy shall be without interest if paid when due. All other outstanding benefits and awards to which Executive may be entitled shall be governed by the terms of the applicable plans and award agreements.

c.
Offer Reasonable Executive Senior Executive Outplacement Assistance for a period of six (6) months at a level and through an agency chosen by the Company. Executive understands and agrees that the Company does not assign any cash value to these services and that Executive does not have the option of requesting a cash payment in lieu of these services;

d.	Continue Executive’s participation in the Ayco Company LP Comprehensive Counseling Program for Company Executives until the first anniversary of Executive’s Termination Date.
4.    Pursuant to the terms of the Policy and Letter Agreement, Executive will receive the greater of the applicable payments or benefits under the Policy or the Letter Agreement but will not receive duplicate pay and benefits. All severance pay and benefits (all of which are intended to be exempt under Section 409A) will be paid in the same form and at the same time as specified under the Policy and Letter Agreement. The parties agree that the pay and benefits provided for under the Policy are greater than as under the Letter Agreement and that Executive will receive the pay and benefits under the Policy rather than the Letter Agreement. Executive acknowledges and agrees that the payments made pursuant to this Agreement represent all the payments to which he is entitled in connection with the separation of his employment, subject to the execution and non-revocation of this Agreement, including under the Policy, the Letter Agreement or any other arrangement with the Company and that he is not entitled to any other compensation or benefits, except as described in Section 7 below.
5.    The Company will make necessary federal, state and local tax withholdings from the payments and benefits provided under this Agreement.
6.    To the greatest extent permitted by law, Executive releases the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Executive executes this Agreement. The claims Executive is waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to Executive’s employment with the Company or the Company's termination of employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law and any other federal law, state law, local law, common law, or any other statute, regulation, or law of anv type. Executive also waives any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.
Executive specifically acknowledges that he has been fully and completely compensated for all hours worked during his tenure with the Company and that has been paid all wages, commissions, benefits, and payments due to him from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing Executive’s employment with the Company.
By signing this Agreement, Executive understands that he is affirmatively representing and warranting that (a) Executive did not engage in any illegal, unethical or deceptive conduct in the performance of his job duties with the Company, and (b) Executive is not aware of any illegal, unethical or deceptive conduct that has been committed by any other employee, affiliate, partner or agent of the Company.

7.     Executive understands and agrees that the waiver and release of claims contained in Paragraph 6 of this Agreement shall not apply to any of the following:

a.	Any rights Executive may have under this Agreement;

b.	Any rights Executive may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided; Any rights Executive may have pertaining to the exercise of vested or unvested stock options or shares of restricted stock that Executive may have under a stock plan administered by the Company. Any such vested or unvested options or shares will be governed by the terms of the grant and the stock plan (and any amendments thereto) under which such options/shares were granted;

c.	Any rights Executive may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

d.	Any rights Executive may have related to vested monies that he may have within the Company’s 401(k) plan;

e.
Any claim Executive may have to reimbursement of business-related expenses that Executive incurred while performing his job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy; and,

f.	Any claim Executive may have for indemnity under state law which cannot be waived by virtue of state law or any rights to indemnity under by-laws or other corporate documents of the Company.
8.    Executive acknowledges that the Company is under no obligation to make the payments or provide the benefits being provided to Executive under this Agreement, and that the Company will do so only subject to Executive’s agreement to, and compliance with, the terms of this Agreement.
9.    By signing this Agreement, Executive warrants that Executive has not filed and that Executive will not file any claim or lawsuit relating to his employment with the Company or any event that occurred prior to Executive’s execution of this Agreement. Executive understands and agrees that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive's otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or other appropriate federal, state, or local administrative agency. However, Executive understands and agrees that by signing this Agreement, Executive is releasing the Company from any and all liability arising from the laws, statutes, and common law, as more fully explained in Paragraph 6 of this Agreement. Executive further understands and agrees that Executive is not and will not be entitled to any monetary or other comparable relief on Executive’s behalf resulting from any proceeding brought by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Executive understands that as part of Executive’s release of claims under this Agreement, Executive specifically assigns to the Company Executive’s right to any recovery arising from any such proceeding. Executive also understands and agrees that to the extent permitted by law, in the event Executive files any claim or lawsuit relating to Executive’s employment with the Company or any event that occurred prior to Executive’s execution of this Agreement, Executive shall be liable for any damages or costs incurred by the Company in defending against such lawsuit, including the Company’s reasonable attorney’s fees and costs.
10.    Executive understands and agrees that nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (29 U.S.C. §626), the knowing and voluntary nature of Executive's release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.
11.    Except as set forth in this Agreement, Executive understands, acknowledges, and voluntarily agrees that this Agreement is a total and complete release by Executive of any and all claims which Executive has against the Company as of the effective date of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to Executive.
12.    Executive understands and agrees that this Agreement is not an admission of guilt or wrongdoing by the Company and Executive acknowledges that the Company does not believe or admit that it has done anything wrong. Executive will not state that this Agreement is an admission of guilt or wrongdoing by the Company and also will not do anything to criticize, denigrate, or disparage the Company.
13.    Executive certifies that he has complied with the provisions of (a) the Employment and Confidentiality Agreement (or similar agreement) that Executive signed when Executive began working for the Company (the “Confidentiality Agreement”), and (b) the terms of any Equity Grant Agreement (“EGA”) that Executive entered into with the Company, and that Executive has not done or in any way been a party to, or knowingly permitted, any of the following:

a.	disclosure of any confidential information or trade secrets of the Company; and

b.
retention of any confidential materials (including product, sales, and marketing information, development documents or materials, drawings, or other intellectual property) created or used by Executive or others during Executive's employment or any other property (intellectual or physical) that belongs to the Company.

14.    Executive understands and agrees that Executive has a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for Executive or anyone else) any trade secret, know-how or confidential information created or learned by Executive during Executive’s employment with the Company. By signing this Agreement, Executive confirms Executive’s promise to perform each and every one of the obligations that Executive undertook in the Confidentiality Agreement and any EGA as well as the

Letter Agreement. Executive understands that the terms of the Confidentiality Agreement, Section 7 of the Letter Agreement and any EGA are incorporated into this Agreement by reference.
15.    Executive acknowledges that any actual or threatened violation of Paragraphs 13 or 14 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting Executive from committing any such violation. Executive further agrees that the provisions of Paragraphs 13 and 14 are reasonable and necessary for the protection of the Company's legitimate business interests, and Executive agrees that Executive will not contend otherwise in any lawsuit or other proceeding.
16.    Executive agrees that if Executive is notified that any claim has been filed against Executive or the Company that relates to Executive’s employment with the Company, Executive will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, Executive agrees to make himself reasonably available to Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to Executive's tenure with the Company. Executive further agrees that Executive will provide the Company with any information and/or documentation in Executive’s possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to Executive’s tenure with the Company. Executive further agrees that if requested to do so by the Company, Executive will provide declarations or statements, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to Executive's tenure with the Company. Executive understands and agrees that to the extent Executive’s compliance with the terms of this paragraph 16 requires Executive to travel or otherwise incur out of pocket expenses, the Company will reimburse Executive for any such reasonable expenses incurred.
17.    This Agreement, the Confidentiality Agreement, the Letter Agreement and any EGA contain the entire agreement between Executive and the Company regarding the subjects addressed herein and supercede any other non-competition agreements between Executive and the Company, and may be amended only by a writing signed by Executive and the Company's Chief Human Resources Officer. Executive acknowledges that the Company has made no representations or promises to Executive other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law. Further, any waiver by the Company of any breach by Executive of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.

18.    This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon my termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A (other than any reporting and/or withholding obligation that the Company may have under applicable tax laws).
19.    This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, Executive's employment with the Company, or Executive's separation from the Company. Executive will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over Executive in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.
20.    Executive understands and agrees that if the Company brings a lawsuit to enforce any of its rights under this Agreement and is deemed to be the prevailing party by a court of law in such lawsuit, Executive will be required to pay the Company’s costs of bringing such lawsuit including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses). This Agreement is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives as well as my heirs and executors. This Agreement is personal to Executive and Executive may not assign it.
21.    Executive understands and agrees that the terms and conditions of this Agreement are confidential. Executive will hold these terms and conditions in strict confidence and not disclose the content of this Agreement to anyone, except Executive’s immediate family, as required by law, or as necessary to obtain financial or legal advice. Executive’s violation of this promise will be considered a material breach of this Agreement.

22.    California Employees. Executive further agrees that by signing this Agreement he is waiving all rights under section 1542 of the Civil Code of California. This section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in my favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This Agreement shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any additional or different facts.

Executive also understands and agrees that by signing this Agreement he is specifically waiving rights under the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics, and California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; or any applicable California Industrial Welfare Commission order.

IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, Executive signs his name and enters this Agreement on behalf of Executive, Executive’s legal representatives, executors, heirs and assigns.

EXECUTIVE

BY:    /s/ Amit Chatterjee
EXECUTIVE SIGNATURE

Amit Chatterjee	6/11/15
EMPLOYEE NAME - PRINTED	DATE

Sworn and subscribed before me this the 11 day of June, 2015.
By:     /s/ K.M. Dominguez    [NOTARIAL STAMP]
Notary Public
NOTARIAL STAMP OR SEAL
_______________________________________________________________________

CA, INC.

BY: /s/ Guy A. Di Lella

DATE: 6 - 23 - 2015